 PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED AUGUST 9, 2006

Filed Pursuant to Rule 424(b)(3).
A filing fee of $37,450, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered from the registration statement (File No. 333-136450) by means of this prospectus supplement.

$350,000,000
Charles River Laboratories International, Inc.

2.25% Convertible Senior Notes due 2013 and Common Stock Issuable Upon
Conversion of the Notes

Interest payable June 15 and December 15

We issued $350,000,000 principal amount of our 2.25% Convertible Senior Notes due 2013 in a private placement in June 2006. This prospectus supplement and the accompanying prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from the sale of the notes or the shares of common stock offered by the selling securityholders pursuant to this prospectus supplement. The selling securityholders, and the maximum amount of securities that they may offer, are identified beginning on page S-49 of this prospectus supplement.

The notes bear interest at a rate of 2.25% per year. Interest on the notes is payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2006. The notes mature on June 15, 2013.

Holders may convert their notes at their option at any time prior to the close of business on the trading day immediately preceding the maturity date under the following circumstances: (1) during any fiscal quarter beginning after July 1, 2006 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is more than 130% of the conversion price on the last day of such preceding fiscal quarter; (2) during the five business-day period after any five consecutive trading-day period, or the measurement period, in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day; or (3) upon the occurrence of specified corporate transactions described in this prospectus supplement. Holders may also convert their notes at their option at any time beginning on the date that is two months prior to the stated maturity date and ending on the close of business on the second trading day immediately preceding the maturity date. Upon conversion, we will pay cash and shares of our common stock (or, at our election, cash in lieu of some or all of such common stock), if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the 30 trading-day cash settlement averaging period (as defined herein). The initial conversion rate is 20.4337 shares of our common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $48.94 per share of common stock. The conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest, including any additional interest.

We may not redeem the notes prior to stated maturity.

If we undergo a fundamental change, as defined in this prospectus supplement, holders may require us to purchase all or a portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to, but excluding, the purchase date.

The notes are our senior unsecured obligations, rank equal in right of payment with our other senior unsecured debt and rank senior to all of our subordinated debt. The notes effectively rank junior to any of our secured indebtedness to the extent of the assets securing such indebtedness. The notes are also structurally junior to all liabilities of our subsidiaries.

For a more detailed description of the notes, see "Description of Notes" beginning on page S-17 of this prospectus supplement.

The notes are not listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol "CRL." On September 6, 2006, the last reported sale price of our common stock on the New York Stock Exchange was $39.97 per share.

See "Risk Factors" beginning on page S-5 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the notes or in shares of our common stock.

Neither the Securities and Exchange Commission, any state securities commission nor any other United States regulatory authority has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 8, 2006

TABLE OF CONTENTS

Prospectus Supplement

	Page		Page
About This Prospectus Supplement	iii	Material United States Federal Income Tax
Forward-Looking Statements	iii	Considerations	S-43
Prospectus Supplement Summary	S-1	Benefit Plan Investor Considerations	S-49
Risk Factors	S-5	Selling Securityholders	S-50
Ratio Of Earnings To Fixed Charges	S-16	Plan Of Distribution	S-52
Use Of Proceeds	S-16	legal matters	S-54
Dividend Policy	S-16	experts	S-54
Price Range Of Common Stock	S-17	Where You Can Find More Information	S-55
Description Of Notes	S-18
Description Of Capital Stock	S-40

Prospectus

	Page		Page
About This Prospectus	2	Description of Units	5
Charles River Laboratories International, Inc	2	Forms of Securities	5
Use of Proceeds	2	Plan of Distribution	7
Ratio of Earnings to Fixed Charges	2	Where You Can Find More Information	8
Description of Securities	3	Information Concerning Forward-Looking
Description of Capital Stock	3	Statements	8
Description of Debt Securities	4	Legal Opinions	9
Description of Warrants	4	Experts	9
Description of Purchase Contracts	4

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the notes offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or the documents incorporated by reference herein is accurate as of any date other than the date on the front cover of this prospectus supplement and the accompanying prospectus or the date of such document, as the case may be.

When we refer to "Charles River" and use phrases such as "the Company," "we," "our" and "us," we are referring to Charles River Laboratories International, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as "expect," "anticipate," "target," "goal," "project," "intend," "plan," "believe," "seek," "estimate," "will," "likely," "may," "designed," "would," "future," "can," "could" and other similar expressions that are predictions of or indicate future events and trends or which do not relate to historical matters are intended to identify such forward-looking statements. These statements are based on our current expectations and beliefs and involve a number of risks, uncertainties, and assumptions that are difficult to predict. You should not rely on forward-looking statements because they are predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement and the accompanying prospectus or in the case of statements incorporated by reference, on the date of the document incorporated by reference. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in our annual report on Form 10-K for the year ended December 31, 2005 under the section entitled "Risks Related to Our Business and Industry," the section of our quarterly report on Form 10-Q for the quarter ended July 1, 2006 entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in our press releases and other financial filings with the SEC. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights the information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read the entire prospectus supplement and the accompanying prospectus, and the documents incorporated by reference in each, including the section describing the risks of investing in the notes entitled "Risk Factors" and our consolidated financial statements, including the accompanying notes, included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in the notes.

Charles River Laboratories International, Inc.

We are a leading global provider of solutions that advance the drug discovery and development process. We provide the animal research models required in research and development for new drugs, devices and therapies and have been in this business for more than 58 years. For over a decade, we have built upon our core competency of laboratory animal medicine and science (research model technologies) to develop a diverse and growing portfolio of products and services. Our wide array of tools and services enables our customers to reduce costs, increase speed and enhance their productivity and effectiveness in drug discovery and development. Our customer base includes major pharmaceutical, biotechnology, and medical device companies, as well as many government agencies, leading hospitals and academic institutions throughout the world. We currently operate over 100 facilities in 17 countries worldwide. Our products and services, supported by our global infrastructure and deep scientific expertise, enable our customers to meet many of the challenges of early-stage life sciences research, a large and growing market.

We have been in business since 1947 and have undergone several changes to our business structure. Charles River Laboratories International, Inc. was incorporated in 1994. In 2000, we completed our initial public offering of Charles River Laboratories International, Inc. Our headquarters mailing address is 251 Ballardvale Street, Wilmington, Massachusetts 01887, and the telephone number at that location is (978) 658-6000.

Recent developments

On August 16, 2006, we completed the previously announced sale of our Phase II-IV Clinical Services business for approximately $215 million of cash (plus additional cash in satisfaction of a working capital adjustment), as part of a realignment of our portfolio to enable us to capitalize on core discovery and drug development competencies and to focus on business segments where we have clear market leadership. In connection with the sale of this business, we recorded goodwill and long-lived asset impairment charges aggregating $133.1 million during the six months ended July 1, 2006.

In addition, during the second quarter of 2006 we decided to close our Interventional and Surgical Services business. In connection with this decision, we recorded a long-lived asset impairment charge of $1.1 million during the quarter ended July 1, 2006.

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this document entitled "Description of Notes." For purposes of the description of the notes included in this prospectus supplement, references to "the Company," "issuer," "us," "we" and "our" refer only to Charles River Laboratories International, Inc. and do not include our subsidiaries.

Issuer	Charles River Laboratories International, Inc., a Delaware corporation.

Securities	$350,000,000 principal amount of 2.25% Convertible Senior Notes due 2013.

Maturity	June 15, 2013, unless earlier repurchased or converted.

Interest	2.25% per year on the principal amount, payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2006.

Conversion rights	Holders may convert their notes at any time prior to the close of business on the trading day immediately preceding the maturity date, in multiples of $1,000 principal amount, at the option of the holder under the following circumstances:

• during any fiscal quarter beginning after July 1, 2006 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is more than 130% of the conversion price on the last day of such preceding fiscal quarter; or

• during the five business-day period after any five consecutive trading-day period, or the measurement period, in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day; or

• upon the occurrence of specified corporate transactions described under "Description of Notes—Conversion rights—Conversion upon specified corporate transactions."

Holders may also convert their notes at their option at any time beginning on the date that is two months prior to the stated maturity date and ending on the close of business on the second trading day immediately preceding the maturity date.

The initial conversion rate for the notes is 20.4337 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $48.94 per share of common stock). The conversion rate will be subject to adjustment in certain events but will not be adjusted for accrued interest, including additional interest.

Upon conversion, we will pay cash and shares of our common stock (or, at our election, cash in lieu of some or all of such common stock), if any, based on a daily conversion value (as described herein) calculated on a proportionate basis for each day of the 30 trading day cash settlement averaging period (as described herein). See "Description of Notes—Conversion rights—Settlement upon conversion."

In addition, following certain corporate transactions, we will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate transactions by a number of additional shares of common stock as described under "Description of Notes—Conversion rights—Adjustments to shares delivered upon conversion upon certain fundamental changes."

You will not receive any additional cash payment, including any additional interest or additional shares, upon conversion of a note except in circumstances described in "Description of Notes—Conversion rights—General." Instead, interest will be deemed paid by the cash and shares, if any, of common stock issued to you upon conversion of a note.

Fundamental change	If we undergo a fundamental change (as defined under "Description of Notes—Fundamental change permits holders to require us to purchase notes"), you will have the option to require us to purchase all or any portion of your notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date. We will pay cash for all notes so purchased.

Ranking	The notes rank equally in right of payment with all our existing and future unsecured senior debt and are senior in right of payment to all our future subordinated debt, if any. The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur. The notes effectively rank junior to any of our secured indebtedness, to the extent of the value of the assets securing such indebtedness. The notes are structurally junior to all liabilities of our subsidiaries.

Use of proceeds	We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the shares of common stock issuable upon conversion of the notes.

Book-entry form	The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes are shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes	The initial purchasers of the notes in the June 2006 private placement advised us that they intended to make a market in the notes. However, they were not and are not obligated to do so, and they may discontinue any market making with respect to the notes without notice.

Trading	The notes are not listed on any securities exchange or included in any automated quotation system. The notes issued in the private placement are eligible for trading in The PORTAL Market of the National Association of Securities Dealers, Inc. The notes sold using this prospectus supplement, however, will no longer be eligible for trading in The PORTAL Market. We do not intend to list the notes on any other national securities exchange or automated quotation system. No assurance can be given as to the liquidity of or trading market for the notes. Our common stock is quoted on The New York Stock Exchange under the symbol “CRL.”

U.S. federal income tax considerations	Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes and the common stock issuable upon conversion of the notes. See "Material United States Federal Income Tax Considerations."

RISK FACTORS

Investment in the notes and in shares of common stock involves risk. You should carefully consider the information under the section titled "Risk Factors" and all other information included in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein before investing in the notes or in shares of common stock.

RISK FACTORS

Investing in the notes and our common stock involves a high degree of risk. In addition, our business, operations and financial condition are subject to various risks. You should carefully consider the risks described below with all of the other information included in this prospectus supplement and the accompanying prospectus before making an investment decision. If any of the adverse events described below were to actually occur, our business, results of operations, or financial condition would likely suffer. In such an event, the trading price of the notes and our common stock could decline and you could lose all or part of your investment. Additionally, this section does not attempt to describe all risks applicable to our industry, our business or investment in the notes or our common stock. Risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks related to our business and industry

The outsourcing trend in the preclinical and clinical stages of drug discovery and development may decrease, which could slow our growth.

Over the past several years, some areas of our businesses have grown significantly as a result of the increase in pharmaceutical and biotechnology companies outsourcing their preclinical and clinical research support activities. We believe that due to the significant investment in facilities and personnel required to support drug development, pharmaceutical and biotechnology companies look to outsource some or all of those services. By doing so, they can focus their resources on their core competency of drug discovery, while obtaining the outsourced services from a full-service provider like us. While industry analysts expect the outsourcing trend to continue for the next several years, a decrease in preclinical and/or clinical outsourcing activity could result in a diminished growth rate in the sales of one or more of our expected higher–growth areas and adversely affect our financial condition and results of operations. Furthermore, our customer contracts are generally terminable on little or no notice. Termination of a large contract or multiple contracts could adversely affect our sales and profitability.

Our operations and financial results could be significantly affected by the above-mentioned risks.

A reduction in research and development budgets at pharmaceutical and biotechnology companies may adversely affect our business.

Our customers include researchers at pharmaceutical and biotechnology companies. Our ability to continue to grow and win new business is dependent in large part upon the ability and willingness of the pharmaceutical and biotechnology industries to continue to spend on research and development and to outsource the products and services we provide. Fluctuations in the research and development budgets of these researchers and their organizations could have a significant effect on the demand for our products and services. Research and development budgets fluctuate due to changes in available resources, mergers of pharmaceutical and biotechnology companies, spending priorities and institutional budgetary policies. Our business could be adversely affected by any significant decrease in life sciences research and development expenditures by pharmaceutical and biotechnology companies, as well as by academic institutions, government laboratories or private foundations. Similarly, economic factors and industry trends that affect our clients in these industries also affect our business.

A reduction or delay in government funding of research and development may adversely affect our business.

A portion of net sales in our Research Models and Services (RMS) segment is derived from customers at academic institutions and research laboratories whose funding is partially dependent on both the level and timing of funding from government sources, such as the U.S. National Institutes of Health (NIH) and similar domestic and international agencies. Although the level of government research funding has increased during the past several years, the size of budgetary increases has recently declined. Government funding of research and development is subject to the political process, which is inherently unpredictable. Our sales may be adversely affected if our customers delay purchases as a result of uncertainties surrounding the approval of government budget proposals. Also, government proposals to reduce or eliminate budgetary deficits have sometimes included reduced allocations to the NIH and other government agencies that fund research and development activities. A reduction in government funding for the NIH or other government research agencies could adversely affect our business and our financial results.

Changes in government regulation or in practices relating to the pharmaceutical or biotechnological industries, including potential health care reform could decrease the need for the services we provide.

Governmental agencies throughout the world, but particularly in the United States, strictly regulate the drug development process. Our business involves helping pharmaceutical and biotechnology companies, among others, navigate the regulatory drug approval process. Changes in regulations, such as a relaxation in regulatory requirements or the introduction of simplified drug approval procedures, or an increase in regulatory requirements that we have difficulty satisfying or that make our services less competitive, could eliminate or substantially reduce the demand for our services.

In recent years the U.S. Congress and state legislatures have considered various types of health care reform in order to control growing health care costs. We are unable to predict what legislative proposals will be adopted in the future, if any. Similar reform movements have occurred in Europe and Asia.

Implementation of health care reform legislation that contains costs could limit the profits that can be made from the development of new drugs. This could adversely affect research and development expenditures by pharmaceutical and biotechnology companies, which could in turn decrease the business opportunities available to us both in the United States and abroad. In addition, new laws or regulations may create a risk of liability, increase our costs or limit our service offerings.

Our standard customer agreements contain liberal termination and service reduction provisions, which may result in less contract revenue than we anticipate.

Generally, our agreements with our customers provide that the customers can terminate the agreements or reduce the scope of services under the agreements with little or no notice. Customers may elect to terminate their agreements with us for various reasons, including: the products being tested fails to satisfy safety requirements; unexpected or undesired study results; production problems resulting in shortages of the drug being tested; the customer's decision to forego or terminate a particular study; or the loss of funding for the particular research study. If a customer terminates a contract with us, we are entitled under the terms of the contract to receive revenue earned to date as well as certain other costs and, in some cases, penalties. Cancellation of a large contract or proximate cancellation of multiple contracts could materially adversely affect our business (particularly our Preclinical segment) and, therefore, may adversely affect our operating results.

Contaminations in our animal populations can damage our inventory, harm our reputation for contaminant-free production and result in decreased sales.

Our research models and fertile chicken eggs must be free of certain adventious, infectious agents such as certain viruses and bacteria because the presence of these contaminants can distort or compromise the quality of research results and could adversely impact human or animal health. The presence of these infectious agents in our animal production facilities and certain service operations could disrupt our contaminant-free research model and fertile egg production as well as our animal services businesses including transgenic services, harm our reputation for contaminant-free production and result in decreased sales.

Contaminations typically require cleaning up, renovating, disinfecting and restarting production in the contaminated barrier room or poultry house. This clean-up results in inventory loss, clean-up and start-up costs, and reduced sales as a result of lost customer orders and credits for prior shipments. In addition, contaminations expose us to risks that customers will request compensation for damages in excess of our contractual indemnification requirements. These contaminations are unanticipated and difficult to predict and could adversely impact our financial results. We have made significant capital expenditures designed to strengthen our biosecurity and have significantly improved our operating procedures to protect against such contaminations, however, contaminations may still occur.

Our business is subject to risks relating to operating internationally.

A significant part of our net sales is derived from operations outside the United States. Our international revenues, which include revenues from our non-U.S. subsidiaries, represented 48.5% of our total net sales in 2005, 36.3% of our total net sales in 2004, and 30.8% in 2003. We expect that international revenues will continue to account for a significant percentage of our revenues for the foreseeable future. There are a number of risks associated with our international business, including:

  foreign currencies we receive for sales outside the United States could be subject to unfavorable exchange rates with the U.S. dollar and reduce the amount of revenue that we recognize;

  general economic and political conditions in the markets in which we operate;

  potential international conflicts, including terrorist acts;

  potential increased costs associated with overlapping tax structures;

  potential trade restrictions and exchange controls;

  difficulties and costs associated with staffing and managing foreign operations, including risks of violations of local laws or the U.S. Foreign Corrupt Practices Act by employees oversees;

  unexpected changes in regulatory requirements;

  the difficulties of compliance with a wide variety of foreign laws and regulations;

  unfavorable labor regulations, including specifically those applicable to our European operations;

  longer accounts receivable cycles in certain foreign countries; and

  import and export licensing requirements.

Negative attention from special interest groups may impair our business.

The products and services which we provide our customers are essential to the drug discovery and development process, and are almost universally mandated by law. Notwithstanding, certain special interests groups categorically object to the use of animals for valid research purposes. Historically, our core research model activities with rats, mice and other rodents have not been the subject of animal rights media attention. However, research activities with animals have been the subject of adverse attention, impacting our industry. This has included occasional, but infrequent, on-site demonstrations at facilities operated by us. Any negative attention or threats directed against our animal research activities in the future could impair our ability to operate our business efficiently. In addition, if regulatory authorities were to mandate a significant reduction in safety testing procedures which utilize laboratory animals (as has been advocated by certain groups), our business could be materially adversely affected.

Several of our product and service offerings are dependent on a limited source of supply, which if interrupted could adversely affect our business.

We depend on a limited international source of supply of large animal models required in our product and service offerings. Disruptions to their continued supply may arise from colony fertility and health problems, export or import restrictions or embargoes, foreign government or economic instability, severe weather conditions, disruptions to the air travel system or contract disputes or disruptions. Any disruption of supply could harm our business if we cannot remove the disruption or are unable to secure an alternative or secondary supply source on comparable commercial terms.

We may be unable to build out our facilities as anticipated.

To take advantage of our customers' continued growing demand for drug discovery and development services, including increased strategic focus on outsourcing services and programs, we are engaged in a substantial capacity expansion program, with approximately $175-$200 million allocated for capital expenditures for 2006. Included in this build-out are two U.S. Preclinical Services facilities—one in Massachusetts scheduled to be on-line by the end of 2006 and one in Nevada scheduled for 2007—and an expansion of our RMS California capabilities scheduled to partially open in the fourth quarter of 2006. We cannot assure you that any or all of these facilities will be constructed on the anticipated timetable or on budget.

Any material delay in bringing these facilities on-line, or substantial increase in costs to complete these facilities, could materially and adversely affect us.

Any failure by us to comply with existing regulations could harm our reputation and operating results.

Any failure on our part to comply with existing regulations could result in the termination of ongoing research or the disqualification of data for submission to regulatory authorities. This could harm our reputation, our prospects for future work and our operating results. For example, if we were to fail to verify that informed consent is obtained from patient participants in connection with a particular Phase I clinical trial, the data collected from that trial could be disqualified and we might be required to redo the trial at no further cost to our customer, but at substantial cost to us. Furthermore, the issuance of a notice from the U.S. Food and Drug Administration (FDA) based on a finding of a material violation by us of good clinical practice, good laboratory practice or good manufacturing practice requirements could materially and adversely affect us.

The drug discovery and development services industry is highly competitive.

The drug discovery and development services industry is highly competitive. We often compete for business not only with other drug discovery and development companies, but also with internal discovery and development departments within our clients, who are often large pharmaceutical and biotechnology companies with greater resources than ours. We also compete with universities and teaching hospitals. If we do not compete successfully, our business will suffer. Increased competition might lead to price and other forms of competition that might adversely affect our operating results. As a result of competitive pressures, the drug discovery and development services industry has been consolidating. This trend is likely to produce more competition among the larger companies for both clients and acquisition candidates.

Tax benefits we expect to be available in the future may be subject to challenge.

In connection with our recapitalization in 1999, our then current shareholders, CRL Acquisition LLC and Bausch & Lomb Incorporated, made a joint election intended to permit us to increase the depreciable and amortizable tax basis in our assets for federal income tax purposes, thereby providing us with expected future tax benefits. In connection with our initial public offering in 2000, CRL Acquisition LLC reorganized, terminated its existence as a corporation for tax purposes and distributed a substantial portion of its stock to its members. We believe that the reorganization and liquidating distribution should not have any impact on the election for federal income tax purposes. However, it is possible that the Internal Revenue Service (IRS) may contend that this reorganization and liquidating distribution should be integrated with our original recapitalization. If the IRS were to be successful with this contention, the expected future tax benefits at the time of the recapitalization would not be available, and we would be required to write off the related deferred tax asset.

We could be adversely affected by tax law changes in the United Kingdom or Canada.

We have substantial operations in the United Kingdom and Canada which currently benefit from favorable corporate tax arrangements. We receive substantial tax credits in Canada from both the Canadian federal and Quebec governments and benefits from tax credits and accelerated tax depreciation allowances in the United Kingdom. Any reduction in the availability or amount of these tax credits or allowances would be likely to have a material adverse effect on profits and cash flow from either or both of our Canadian and United Kingdom operations, and on our effective tax rate.

Impairment of goodwill may adversely impact future results of operations.

We accounted for our acquisition of Inveresk Research Group, Inc., which we refer to as Inveresk, as a purchase under accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of Inveresk, including identifiable intangible assets, have been recorded at their respective fair values as of the date the acquisition was completed. The excess of the purchase price over the fair value of acquired net assets and liabilities was recorded as goodwill. As a result of the combination, we have recorded $1.3 billion of additional goodwill and $0.2 billion of other intangible assets, which are material to us.

During the first quarter of fiscal 2006, we initiated actions to sell the Phase II-IV portion of our Clinical Services business segment, all of which had been part of Inveresk. On May 9, 2006, we announced that we had entered into a definitive agreement to sell the Phase II-IV portion of our Clinical Services business segment for $215 million in cash as part of a portfolio realignment which would allow us to capitalize on our core competencies. Accordingly, in the first quarter we performed a goodwill impairment test for the Clinical Services business segment assuming the sale of the Phase II-IV portion. To determine the fair value of this segment, we used a combination of discounted cash flow methodology for the Phase I portion of our Clinical Services business segment and the expected selling price for the Phase II-IV portion. Based on this analysis, we determined that the book carrying value of goodwill assigned to our Clinical Services business segment exceeded its implied fair value, and therefore recorded a $129.2 million charge in the first quarter of 2006 to write-down the value of this goodwill.

The remaining goodwill will not be amortized, but will be reviewed for impairment by us at least annually. If the future growth and operating results of the acquired businesses are not as strong as anticipated, goodwill may be impaired. To the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to our earnings. Such an impairment charge could materially and adversely affect our operating results and financial condition.

Our exposure to exchange rate fluctuations could adversely affect our results of operations.

We derive a significant portion of our revenue from operations outside of the United States, primarily from our operations in Canada and the United Kingdom, where significant amounts of revenues and expenses are recorded in local (non-U.S.) currency. Our financial statements are presented in U.S. dollars. Accordingly, changes in currency exchange rates, particularly between the pound sterling, the Canadian dollar, the European Euro and the U.S. dollar, will cause fluctuations in our reported financial results, which could be material. In addition, our contracts with foreign customers are frequently denominated in currencies other than the currency in which we incur expenses related to those contracts. This is particularly the case with respect to the Canadian operations we acquired from Inveresk, where contracts generally provide for invoicing clients in U.S. dollars but its expenses are generally incurred in Canadian dollars. Where expenses are incurred in currencies other than those in which contracts are priced, fluctuations in the relative value of those currencies could have a material adverse effect on our results of operations.

Contract research services create a risk of liability.

In contracting to work on drug development trials, as a contract research organization we face a range of potential liabilities which may include:

  errors or omissions that create harm during a trial to study volunteers or after a trial to consumers of the drug after regulatory approval of the drug;

  general risks associated with Phase I facilities, including negative consequences from the administration of drugs to clinical trial participants or the professional malpractice of Phase I medical care providers;

  errors or omissions from tests conducted for the agrochemical and food industries;

  risks that animals in our breeding facilities may be infected with diseases that may be harmful and even lethal to themselves and humans despite preventive measures contained in our company policies for the quarantine and handling of imported animals; and

  errors and omissions during a trial that may undermine the usefulness of a trial or data from the trial.

We mitigate these risks to the best of our abilities through our regiment of animal testing, quarantine, and veterinary staff vigilance, through which we seek to control the exposure of animal related disease or infections. Nonetheless, it is impossible to completely eradicate such risks.

We also contract with physicians, also referred to as investigators, to conduct the clinical trials to test new drugs on human volunteers. These tests can create a risk of liability for personal injury or death to volunteers, resulting from negative reactions to the drugs administered or from professional malpractice by third party investigators, particularly to volunteers with life-threatening illnesses. We believe that our risks in this area are generally reduced by the contract provisions entitling us to be indemnified or entitling us to a limitation of liability; insurance maintained by our clients, investigators, and by us; and various regulatory requirements we must follow in connection with our business.

Contractual indemnifications generally do not protect us against liability arising from certain of our own actions, such as negligence or misconduct. We could be materially and adversely affected if we were required to pay damages or bear the costs of defending any claim which is not covered by a contractual indemnification provision or in the event that a party who must indemnify us does not fulfill its indemnification obligations or which is beyond the level of our insurance coverage. Furthermore, there can be no assurance that we will be able to maintain such insurance coverage on terms acceptable to us.

If we are unable to attract suitable investigators and volunteers for our clinical trials, our business might suffer.

The clinical research studies we run rely upon the ready accessibility and willing participation of physician investigators and volunteer subjects. Investigators are typically located at hospitals, clinics or other sites and supervise administration of the study drug to patients during the course of a clinical trial. Volunteer subjects generally include people from the communities in which the studies are conducted, including our Phase I clinic in Edinburgh, Scotland, which to date has provided a substantial pool of potential subjects for research studies. Our clinical research development business could be adversely affected if we were unable to attract suitable and willing investigators or volunteers on a consistent basis.

New technologies may be developed, validated and increasingly used in biomedical research that could reduce demand for some of our products and services.

For many years, groups within the scientific and research communities have attempted to develop models, methods and systems that would replace or supplement the use of living animals as test subjects in biomedical research. Companies have developed several techniques that have scientific merit. It is our strategy to participate in some fashion with any non-animal test method as it becomes validated as a research model alternative or adjunct in our markets. However, we may not be successful in commercializing these methods if developed, and sales or profits from these methods may not offset reduced sales or profits from research models. Alternative research methods could decrease the need for research models, and we may not be able to develop new products effectively or in a timely manner to replace any lost sales.

If we are not successful in selecting and integrating the businesses and technologies we acquire, our business may suffer.

During the past five years, we have expanded our business through several acquisitions. We plan to continue acquire businesses and technologies and form alliances. However, businesses and technologies may not be available on terms and conditions we find acceptable. We risk spending time and money investigating and negotiating with potential acquisition or alliance partners, but not completing the transaction. Even if completed, acquisitions and alliances involve numerous risks which may include:

  difficulties and expenses incurred in assimilating operations, services, products or technologies;

  difficulties in developing and operating new businesses, including diversion of management's attention from other business concerns;

  potential losses resulting from undiscovered liabilities of acquired companies are not covered by the indemnification we may obtain from the seller;

  risks of not being able to overcome differences in foreign business practices, language and other cultural barriers in connection with the acquisition of foreign companies;

  the presence or absence of adequate internal controls and/or significant fraud in the financial systems of acquired companies; and

  difficulties in achieving business and financial success.

In the event that an acquired business or technology or an alliance does not meet expectations, our results of operations may be adversely affected.

We depend on key personnel and may not be able to retain these employees or recruit additional qualified personnel, which would harm our business.

Our success depends to a significant extent on the continued services of our senior management and other members of management. James C. Foster, our Chief Executive Officer since 1992 and Chairman since 2000, has held various positions with us for 29 years. We have no employment agreement with Mr. Foster or other members of our management. If Mr. Foster or other members of management do not continue in their present positions, our business may suffer.

Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. While we have an excellent record of employee retention, there is still strong competition for qualified personnel in the pharmaceutical and biotechnology fields. Therefore, we may not be able to attract and retain the qualified personnel necessary for the development of our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, could harm our business.

Our quarterly operating results may vary, which could negatively affect the market price of our common stock.

Our results of operations in any quarter may vary from quarter to quarter and are influenced by such factors as the number and scope of ongoing customer engagements, the commencement, postponement, completion or cancellation of customer contracts in the quarter, changes in the mix of our products and services, the extent of cost overruns, holiday patterns of our customers, budget cycles of our customers, and exchange rate fluctuations. We believe that operating results for any particular quarter are not necessarily a meaningful indication of future results. Nonetheless, fluctuations in our quarterly operating results could negatively affect the market price of our common stock.

Risks related to the notes and this offering

We may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.

We are not restricted under the terms of the notes and indenture from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial condition or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures. In addition, we are not restricted from repurchasing common stock by the terms of the notes.

Although the notes are referred to as "senior notes," the notes are effectively subordinated to the rights of our existing and future secured creditors and any liabilities of our subsidiaries.

Holders of our present and future secured indebtedness will have claims that are senior to your claims as holders of the notes, to the extent of the value of the assets securing such other indebtedness. The notes are effectively subordinated to existing secured financings and any other secured indebtedness incurred by us. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As of July 1, 2006, we and our subsidiaries had approximately $257.8 million of secured debt outstanding. In addition, the notes are structurally junior to all liabilities of our subsidiaries.

The market price of the notes could be significantly affected by the market price of our common stock and other factors.

We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to factors including the factors discussed elsewhere in "Risk Factors" and in "Forward-Looking Statements," many of which are beyond our control.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which a note would otherwise be convertible.

The notes are convertible into cash and shares of our common stock (or, at our election, cash in lieu of some or all of such common stock), if any, only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash and common stock, if any, into which the notes would otherwise be convertible.

Upon conversion of the notes, we will pay only cash in settlement of the principal amount thereof and we will settle any amounts in excess of principal in shares of our common stock or, at our election, cash.

Generally, we will satisfy our conversion obligation to holders by paying only cash in settlement of the lesser of the principal amount and the conversion value of the notes and by delivering shares of our common stock (or, at our election, cash in lieu of some or all of such common stock) in settlement of any and all conversion obligations in excess of the principal amount of the notes. Accordingly, upon conversion of a note, you may not receive any shares of our common stock, or you may receive fewer shares of common stock relative to the conversion value of the note. In addition, settlement will be delayed until at least the 33rd trading day following our receipt of a conversion notice. See "Description of Notes—Conversion rights—Settlement upon conversion." As a result, upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the day that you exercise your conversion right and the day the conversion value of your notes is determined.

In the event of a default, we may have insufficient funds to make any payments due on the notes.

Our failure to convert the notes into cash or a combination of cash and common stock upon exercise of a holder's conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us except to the extent described under "Description of Notes—Fundamental change permits holders to require us to purchase notes," "Description of Notes—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes."

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under "Description of Notes—Conversion rights—Conversion rate adjustments." The conversion rate will not be adjusted, however, for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. In addition, an event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change or the purchase date, as required by the indenture governing the notes.

Holders may require us to purchase their notes upon a fundamental change as described under "Description of Notes—Fundamental change permits holders to require us to purchase notes." A fundamental change may also constitute an event of default, and result in the effective acceleration of the maturity of our then-existing indebtedness, under another indenture or other agreement. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the fundamental change purchase price for the notes tendered by the holders in cash. Failure by us to purchase the notes when required will result in an event of default with respect to the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to purchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to purchase the notes. In the event of any such transaction, the holders would not have the right to require us to purchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a specified corporate transaction that constitutes a fundamental change occurs, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under "Description of Notes—Conversion rights—Adjustments to shares delivered upon conversion upon certain fundamental changes." The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $105.00 per share or less than $39.95 (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 25.0313 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under "Description of Notes—Conversion rights—Conversion rate adjustments."

Our obligation to increase the conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

We cannot assure you that an active trading market will develop for the notes.

We do not intend to apply for a listing of the notes on any national securities exchange or any automated dealer quotation system. The initial purchasers of the notes in the June 2006 private placement advised us that they intended to make a market in the notes. However, they are not obligated to do so and the initial purchasers may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The conversion of some or all of the notes may dilute the ownership interests of existing stockholders. Although the convertible note hedge transactions described below are expected to eliminate potential dilution upon conversion of the notes, the warrant transactions could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrants. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

You may be subject to tax upon an adjustment to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received a taxable dividend to the extent of our earnings and profits subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in "Material United States Federal Income Tax Considerations"), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes. See "Dividend Policy" and "Material United States Federal Income Tax Considerations."

If certain types of fundamental changes occur on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the fundamental change. Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. See "Material United States Federal Income Tax Considerations."

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

We have entered into a convertible note hedge transaction with certain option counterparties in connection with the issuance of the notes. We have also entered into a warrant transaction with such option counterparties. The convertible note hedge transactions are expected to eliminate potential dilution upon conversion of the notes. However, the warrant transactions could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrants. These transactions will be accounted for as an adjustment to our stockholders' equity.

The option counterparties or their respective affiliates are likely to modify their respective hedge positions by entering into or unwinding various derivative transactions with respect to our common stock and/or by purchasing or selling our common stock in secondary market transactions in connection with hedging activities relating to the convertible note hedge and warrant transactions (including during any cash settlement averaging period related to a conversion of notes). In particular, such hedge modification transactions may occur during any cash settlement averaging period for a conversion of notes, which may have a negative effect on the amount or value of the consideration received in relation to the conversion of those notes. The magnitude of these hedge modification transactions during any cash settlement averaging period may differ depending on our settlement method election. In addition, we are required to exercise options we hold under the convertible note hedge transaction whenever notes are converted. In order to unwind its hedge position with respect to those exercised options, each option counterparty expects that it or its affiliates may sell shares of our common stock in secondary transactions or unwind various derivative transactions with respect to our common stock during any cash settlement averaging period for the converted notes.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the number of shares and value of our common stock that you will receive upon the conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the fiscal years indicated and for the six months ended July 1, 2006. Our fiscal year consists of 12 months ending on the last Saturday on or prior to December 31.

	Six months ended July 1, 2006

		Fiscal Year

		2005	2004	2003	2002	2001

Ratio of earnings to fixed charges	8.20	6.20	10.93	11.61	6.75	3.35

For purposes of calculating our ratio of earnings to fixed charges, earnings consist of our consolidated income before provision for income taxes, minority interests and earnings from equity investments, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of deferred financing costs and debt discounts, and one-third of rental expense from operating leases that we believe is a reasonable approximation of the interest component of rental expense. The ratio of earnings to fixed charges for the six months ended July 1, 2006 excludes the effect of the loss from operations of the Phase II-IV Clinical Business (which we have sold) and the Interventional and Surgical Services Business (which we have decided to close), including related impairment charges, because such businesses are now classified as discontinued operations. See “Prospectus Supplement Summary—Recent developments.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the shares of common stock issuable upon conversion of the notes.

DIVIDEND POLICY

We have not declared or paid any cash dividends on shares of our common stock in the past two years and we do not intend to pay cash dividends in the foreseeable future. We currently intend to retain any earnings to finance future operations and expansion. Some of the restrictive covenants contained in our revolving credit agreement and term loan agreements limit our ability to pay dividends.

PRICE RANGE OF COMMON STOCK

Our common stock began trading on the New York Stock Exchange on June 23, 2000 under the symbol "CRL." The following table sets forth for the periods indicated below the high and low sales prices for our common stock.

	High	Low

2004
First quarter	$45.15	$33.56
Second quarter	47.60	41.79
Third quarter	48.97	41.57
Fourth quarter	49.05	44.31
2005
First quarter	51.64	43.99
Second quarter	49.52	45.16
Third quarter	53.09	42.80
Fourth quarter	46.00	40.50
2006
First quarter	51.50	41.99
Second quarter	49.95	36.30
Third quarter (through September 6, 2006)	41.35	33.73

As of July 1, 2006, there were approximately 443 registered holders of record of our common stock. A substantially greater number of holders of our common stock are "street name" or beneficial holders, whose shares are held of record by banks, brokers and other financial institutions.

The last reported sale price of our common stock on the New York Stock Exchange on September 6, 2006 was $39.97.

DESCRIPTION OF NOTES

We issued the notes under an indenture dated as of June 12, 2006, which we refer to as the indenture, between Charles River Laboratories International, Inc., as issuer, and U.S. Bank National Association, as trustee, which we refer to as the trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

You may request a copy of the indenture from us. See "Where You Can Find More Information."

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to, and is qualified by reference to, all the provisions of the notes and the indenture, including the definitions of certain terms used therein. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

For purposes of this description, references to "the Company," "we," "our" and "us" refer only to Charles River Laboratories International, Inc. and not to its subsidiaries.

General

The notes:

  are our general unsecured senior obligations;

  are limited to an aggregate principal amount of $350,000,000, except as set forth below;

  mature on June 15, 2013, unless earlier converted or repurchased;

  were issued in denominations of $1,000 and integral multiples of $1,000;

  are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form as described below under "—Book-entry, settlement and clearance";

  rank equally in right of payment to any of our existing or future unsecured senior debt; and

  effectively rank junior to any of our secured debt to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to all liabilities of our subsidiaries.

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of 20.4337 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $48.94 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

As described below under "—Conversion rights—Settlement upon conversion," upon conversion of a note, we will settle conversions of all notes in cash and shares of common stock (or, at our election, cash in lieu of some or all of such common stock), if any, based upon a daily conversion value calculated on a proportionate basis for each day of the relevant 30 trading day cash settlement averaging period as described herein. Holders will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the circumstances described below under "—Conversion rights—General."

We use the term "note" in this prospectus supplement to refer to each $1,000 principal amount of notes.

We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless they will be fungible with the notes offered hereby for U.S. federal income tax and securities law purposes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note will be treated as the owner of it for all purposes.

The indenture does not limit the amount of debt which may be issued by us or our subsidiaries under the indenture or otherwise.

Other than restrictions described under "—Fundamental change permits holders to require us to purchase notes" and "—Consolidation, merger and sale of assets" below, and except for the provisions set forth under "—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes," the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect the holders of the notes.

Payments on the notes; paying agent and registrar

We will pay principal of certificated notes at the office or agency designated by us in the Borough of Manhattan, The City of New York. We have initially designated a corporate trust office of U.S. Bank Trust National Association as our paying agent and registrar and its agency in New York, New York, as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest (including additional interest, if any), on certificated notes will be payable (1) to holders holding certificated notes having an aggregate principal amount of $1,000,000 or less, by check mailed to the holders of those notes and (2) to holders holding certificated notes having an aggregate principal amount of more than $1,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder's account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay principal of and interest (including any additional interest) on notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note.

Transfer and exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion.

Interest

The notes bear interest at a rate of 2.25% per year. Interest is payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2006.

Interest is paid to the person in whose name a note is registered at the close of business on June 1 or December 1, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months. If any interest payment date falls on a date that is not a business day, such payment of interest (or principal in the case of the final maturity date) will be postponed until the next succeeding business day, and no interest or other amount will be paid as a result of any such postponement.

Ranking

The notes are our general unsecured obligations that rank senior in right of payment to all existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. The notes effectively rank junior to any of our secured indebtedness to the extent of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure such secured indebtedness will be available to pay obligations on the notes only after all indebtedness under such secured indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. As of July 1, 2006, we and our subsidiaries had approximately $257.8 million of secured debt outstanding. The notes are also structurally junior to all liabilities of our subsidiaries.

Conversion rights

General

Subject to the conditions described under the headings "—Conversion based on common stock price," "—Conversion upon satisfaction of trading price condition," "—Conversion upon specified corporate transactions" and "—Conversion within two months of maturity," holders may convert each of their notes at an initial conversion rate of 20.4337 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $48.94 per share of common stock) at any time prior to the close of business on the trading day immediately preceding the maturity date. Upon conversion of a note, we will pay converting holders cash and shares of our common stock (or, at our election, cash in lieu of some or all of such common stock), if any, based on a "daily conversion value" (as defined below) calculated on a proportionate basis for each of the 30 consecutive trading days of the "cash settlement averaging period" (as defined below), all as set forth below under "—Settlement upon conversion." The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder's notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion, a holder will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day prior to the conversion date. Our settlement of conversions as described below under "—Settlement upon conversion" will be deemed to satisfy our obligation to pay:

  the principal amount of the note; and

  accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date but prior to 9:00 a.m., New York City time, on the immediately following interest payment date, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:

  if we have specified a fundamental change purchase date (as defined below) that is after a record date and on or prior to the corresponding interest payment date;

  to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note; or

  if the notes are surrendered for conversion after 5:00 p.m., New York City time, on the regular record date immediately preceding the maturity date and before the close of business on the second trading day immediately preceding the maturity date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder's name, in which case the holder will pay that tax.

Conversion based on common stock price

Holders may surrender notes for conversion in any fiscal quarter commencing at any time after July 1, 2006, and only during such fiscal quarter, if the last reported sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is more than 130% of the applicable conversion price on the last day of such preceding fiscal quarter, which we refer to as the "conversion trigger price."

The conversion trigger price immediately following issuance of the notes was $63.62, which is 130% of the initial conversion price, assuming no events occur that would require an adjustment to the applicable conversion rate.

The conversion agent will, on our behalf, determine at the beginning of each fiscal quarter commencing at any time after July 1, 2006 whether the notes are convertible as a result of the price of our common stock and notify us and the trustee.

The "last reported sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market (or its successors).

If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market (or its successors) on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

If our common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

For purposes of determining whether this conversion contingency has been triggered, "trading day" means a day during which (1) trading in our common stock generally occurs, (2) there is no market disruption event (as defined below) and (3) a closing sale price for our common stock is provided on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded.

For purposes of determining whether this conversion contingency has been triggered, "market disruption event" means, if our common stock is quoted on the Nasdaq National Market (or its successors) or listed on a U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Conversion upon satisfaction of trading price condition

A holder may surrender notes for conversion during the five business-day period after any five consecutive trading-day period, or the measurement period, in which the "trading price" per $1,000 principal amount of notes was less than 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, subject to compliance with the procedures and conditions described below concerning the trustee's obligation to make a trading price determination.

The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $2.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent U.S. nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $2.0 million principal amount of the notes from a U.S. nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the "last reported sale price" of our common stock and the conversion rate.

In connection with any conversion upon satisfaction of the above trading pricing condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate.

If the trading price condition has been met, we shall so notify the holders of the notes. If, at any point after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we shall so notify the holders of notes.

Conversion upon specified corporate transactions

If we elect to:

  distribute to all or substantially all holders of our common stock certain rights or warrants entitling them for a period expiring within 60 calendar days after the date of the distribution to subscribe for or purchase shares of our common stock at less than the last reported sale price of a share of our common stock on the scheduled trading day immediately preceding the declaration date for such distribution; or

  distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

In addition, in the event of a fundamental change, a holder may surrender notes for conversion at any time from and after the 25th business day prior (or, if only determinable subsequent to such date, then as promptly as can be determined subsequent to such 25th business day) to the anticipated effective date of such fundamental change until the trading day immediately preceding the purchase date corresponding to such fundamental change. We must notify holders of the anticipated effective date of the fundamental change as soon as practicable after we first determine the anticipated effective date of such fundamental change.

Conversion within two months of maturity

Notwithstanding anything herein to the contrary, a holder may surrender its notes for conversion at any time on or after April 15, 2013, until the close of business on the second scheduled trading day immediately preceding the stated maturity date.

For all notes that are converted pursuant to the preceding paragraph, the applicable 30 trading-day cash settlement averaging period will begin on the 32nd scheduled trading day immediately preceding the maturity date.

"Scheduled trading day" means any day on which the relevant exchange is scheduled to be open for trading.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC's procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date and all transfer or similar taxes, if any.

If you hold a certificated note, to convert you must:
  complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

  deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

  if required, furnish appropriate endorsements and transfer documents;

  if required, pay all transfer or similar taxes; and

  if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the "conversion date" under the indenture.

If a holder has already delivered a purchase notice as described under "—Fundamental change permits holders to require us to purchase notes" with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Settlement upon conversion

We will settle all notes tendered for conversion in cash and shares of our common stock (or, at our election, cash in lieu of some or all of such common stock), as applicable. Upon conversions of notes, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a "settlement amount" equal to the sum of the daily settlement amounts (as defined below) for each of the 30 trading days during the cash settlement averaging period, on the third trading day immediately following the last day of the related cash settlement averaging period.

The "cash settlement averaging period," with respect to any note, means the 30 consecutive trading day period beginning on and including the second trading day after you deliver your conversion notice to the conversion agent, except that with respect to any notice of a conversion described under "—Conversion rights—Conversion within two months of maturity," the "cash settlement averaging period" means the 30 consecutive trading days beginning on and including the 32nd scheduled trading day immediately preceding the maturity date.

The "daily settlement amount," for each of the 30 trading days during the cash settlement averaging period, shall consist of:

  cash equal to the lesser of $1,000 divided by 30 (such quotient being referred to as the "daily measurement value") and the daily conversion value relating to such day; and

  to the extent the daily conversion value exceeds the daily measurement value, a number of shares equal to (1) the difference between such daily conversion value and the daily measurement value (such difference being referred to as the "daily excess amount") divided by (2) the daily VWAP of our common stock (or the consideration into which our common stock has been converted in connection with certain corporate transactions) for such day, subject to our right to deliver cash in lieu of all or a portion of such shares as described below.

For purposes of this "Settlement upon conversion" section:

  "daily conversion value" means, for each of the 30 consecutive trading days during the cash settlement averaging period, one-thirtieth (1/30) of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock (or the consideration into which our common stock has been converted in connection with certain corporate transactions) on such day;

  "daily VWAP" for our common stock means, for each of the 30 consecutive trading days during the cash settlement averaging period, the per share volume-weighted average price on the New York Stock Exchange as displayed under the heading "Bloomberg VWAP" on Bloomberg page CRL <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day as determined by our board of directors in a commercially reasonable manner in consultation with a nationally recognized independent investment banking firm, using a volume-weighted method);

  "trading day" means a day during which trading in our common stock generally occurs and there is no market disruption event; and

  "market disruption event" means (1) a failure by the exchange to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock of an aggregate one half hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

We will deliver cash in lieu of any fractional shares of common stock issuable in connection with conversions of notes.

By the close of business on the trading day immediately preceding the start of the applicable cash settlement averaging period, we may specify a percentage of the daily excess amount that will be settled in cash, or the cash percentage, and we will notify you of such cash percentage by notifying the trustee, which we refer to as the cash percentage notice. If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable cash settlement averaging period will equal the product of (1) the cash percentage and (2) the daily excess amount for such trading day. The number of shares of our common stock deliverable in respect of each trading day in the applicable cash settlement averaging period will equal (i) the product of (a) 100% minus the cash percentage and (b) the daily excess amount for such trading day, divided by (ii) the daily VWAP of our common stock (or the consideration into which our common stock has been converted in connection with certain corporate transactions) for such day. If we do not specify a cash percentage by the close of business on the trading day immediately preceding the start of the applicable cash settlement averaging period, we must settle the entire daily excess amount for each trading day in the applicable cash settlement averaging period with shares of our common stock; provided, however, that we will deliver cash in lieu of any fractional shares of common stock issuable in connection with payment of the settlement amount. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we revoke such notice by the close of business on the trading day immediately preceding the start of the applicable cash settlement averaging period.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes.

(1)	If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or theeffective date of such share split or share combination, as the case may be;

CR' = the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be; and

OS' = the number of shares of our common stock outstanding immediately after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination, as the case may be.

(2)	If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days from the date of such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration or are not distributed):

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR' = the conversion rate in effect immediately after the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding dividends or distributions and rights or warrants referred to in clause (1) or (2) above;

  dividends or distributions paid exclusively in cash; and

  spin-offs to which the provisions set forth below in this paragraph (3) shall apply.

then the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR' = the conversion rate in effect immediately after the ex-dividend date for such distribution;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the tenth trading day immediately following, and including, the effective date of the spin-off;

CR' = the conversion rate in effect immediately after the tenth trading day immediately following, and including, the effective date of the spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period immediately following, and including, the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day immediately following, and including, the effective date of the spin-off. As a result, any conversion within the 10 trading days following the effective date of any spin-off will be deemed not to have occurred until the end of the 10 trading-day period.

(4)	If we pay any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR' = the conversion rate in effect immediately after the ex-dividend date for such distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

(5)	If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CR0 = the conversion rate in effect on the date such tender or exchange offer expires;

CR' = the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS' = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires; and

SP' = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day next succeeding the date such tender or exchange offer expires. As a result, any conversion within the 10 trading days following the effective date of any tender or exchange offer will be deemed not to have occurred until the end of the 10 trading-day period.

In addition, in no event will we adjust the conversion rate to the extent that the adjustment would reduce the conversion price below the par value per share of our common stock.

As used in this section, "ex-dividend date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

In the event of
  any reclassification of our common stock; or

  a consolidation, merger or combination involving us; or

  a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, you will be entitled thereafter to convert your notes into cash up to the aggregate principal amount thereof; and

  in lieu of common stock otherwise deliverable, the same type (in the same proportions) of consideration received by holders of our common stock in the relevant event, which we refer to as reference property, subject to our right to deliver cash in lieu of all or a portion of the reference property in accordance with applicable procedures set forth under "—Settlement upon conversion."

The amount of cash and any reference property you receive will be based on the daily conversion values of reference property determined using the applicable conversion rate, as described under "—Settlement upon conversion" above.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see "Material United States Federal Income Tax Considerations."

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or other assets or property as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The applicable conversion rate will not be adjusted:
  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

  for a change in the par value of the common stock; or

  for accrued and unpaid interest and additional interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% within one year of the first such adjustment carried forward, upon a fundamental change or upon maturity. Except as described above in this section and "—Adjustment to shares delivered upon conversion upon certain fundamental changes," we will not adjust the conversion rate.

Adjustment to shares delivered upon conversion upon certain fundamental changes

If you elect to convert your notes at any time from (and including) the effective date of a "make-whole fundamental change" as defined below to (and including) the trading day prior to the related fundamental change purchase date, the conversion rate will be increased by an additional number of shares of common stock (these shares being referred to as the "additional shares") as described below. We will notify holders of the anticipated effective date of such make-whole fundamental change and issue a press release as soon as practicable after we first determine the anticipated effective date of such make-whole fundamental change.

A "make-whole fundamental change" means any transaction or event that constitutes a fundamental change pursuant to clause (1) or (2) under the definition of fundamental change as described under "—Fundamental change permits holders to require us to purchase notes" below.

The number of additional shares by which the conversion rate will be increased for conversions in connection with a make-whole fundamental change will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective, which we refer to as the effective date, and the price paid per share of our common stock in the fundamental change in the case of a make-whole fundamental change described in clause (2) of the definition of fundamental change, or in the case of a make-whole fundamental change described in clause (1) of the definition of fundamental change, the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of such other make-whole fundamental change, which we refer to as the stock price. If holders of our common stock receive only cash in the case of a make-whole fundamental change described in clause (2) under the definition of fundamental change, the stock price shall be the cash amount paid per share.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate in effect immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under "—Conversion rate adjustments."

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

	Stock price

Effective	$39.95	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$85.00	$90.00	$95.00	$100.00	$105.00
Date

June 15,	4.5976	3.6934	2.9682	2.4399	2.0450	1.7423	1.5054	1.3161	1.1622	1.0348	0.9279	0.8369	0.7586	0.6905
2006
June 15,	4.5976	3.5756	2.8246	2.2869	1.8919	1.5947	1.3660	1.1862	1.0420	0.9243	0.8266	0.7442	0.6738	0.6129
2007
June 15,	4.5976	3.4371	2.6538	2.1047	1.7105	1.4207	1.2027	1.0350	0.9031	0.7973	0.7107	0.6386	0.5777	0.5253
2008
June 15,	4.5976	3.2625	2.4402	1.8792	1.4884	1.2101	1.0074	0.8561	0.7404	0.6499	0.5773	0.5179	0.4682	0.4260
2009
June 15,	4.5976	3.0498	2.1753	1.6003	1.2168	0.9564	0.7757	0.6471	0.5529	0.4819	0.4268	0.3826	0.3464	0.3158
2010
June 15,	4.5976	2.7689	1.8222	1.2344	0.8698	0.6421	0.4974	0.4030	0.3391	0.2940	0.2606	0.2346	0.2135	0.1959
2011
June 15,	4.5976	2.3752	1.3031	0.7113	0.4019	0.2462	0.1689	0.1297	0.1083	0.0953	0.0861	0.0789	0.0727	0.0674
2012
June 15,	0.0000	0.0000	0.0000	0.0000	0.0000	00000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
2013

The exact stock prices and effective dates may not be set forth in the table above, in which case:

  if the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

  if the stock price is greater than $105.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

  if the stock price is less than $39.95 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 25.0313 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under "—Conversion rate adjustments."

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Settlement of conversions in a make-whole fundamental change

As described above under "—Conversion rate adjustments," in the case of a make-whole fundamental change that is a fundamental change pursuant to clause (2) in the definition thereof, upon effectiveness of such make-whole fundamental change, the notes will be convertible into cash and reference property. If, as described above, we are required to increase the conversion rate by the additional shares as a result of the make-whole fundamental change, notes surrendered for conversion will be settled as described under "—Settlement upon conversion" above (based on the conversion rate as increased by the additional shares described above) on the third trading day immediately following the last day of the applicable cash settlement averaging period.

Fundamental change permits holders to require us to purchase notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the date being referred to as the "fundamental change purchase date") of our choosing that is not less than 20 or more than 35 business days after the date on which we notify holders of the occurrence of the effective date for such fundamental change. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date). Any notes purchased by us will be paid for in cash.

A "fundamental change" will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1)	a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2)	consummation of any share exchange, exchange offer, tender offer consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after such event shall not be a fundamental change;

(3)	continuing directors cease to constitute at least a majority of our board of directors;

(4)	our stockholders approve any plan or proposal for our liquidation or dissolution; or

(5)	our common stock ceases to be listed on a U.S. national or regional securities exchange or quoted on the Nasdaq National Market (or its successors) or another established automated over-the-counter trading market in the United States.

A fundamental change will not be deemed to have occurred, however, if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or its successors) or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

"Continuing director" means a director who either was a member of our board of directors on June 6, 2006 or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders, is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of our entire board of directors in which such individual is named as nominee for director.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

  the events causing a fundamental change;

  the effective date of the fundamental change;

  the last date on which a holder may exercise the purchase right;

  the fundamental change purchase price;

  the fundamental change purchase date;

  the name and address of the paying agent and the conversion agent, if applicable;

  if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

  if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

  the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver, on or before the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled "Form of Fundamental Change Purchase Notice" on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

  if certificated notes have been issued, the certificate numbers of your notes to be delivered for purchase, or if not certificated, your notice must comply with appropriate DTC procedures;

  the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

  that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

  the principal amount of the withdrawn notes;

  if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

  the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes on the fundamental change purchase date. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the business day following the fundamental change purchase date, then:

  the notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

  all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. See "Risk Factors" under the caption "We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change or the purchase date, as required by the indenture governing the notes." If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

In connection with any purchase offer, we will:
  comply with the provisions of Rule 13e-4, Rule 14e and any other tender offer rules under the Exchange Act;

  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.
Consolidation, merger and sale of assets

The indenture provides that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person (if we are not the resulting, surviving or transferee person) unless (1) the resulting, surviving or transferee person is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity expressly assumes by supplemental indenture all of our obligations under the notes, the indenture and, to the extent then still operative, the registration rights agreement; and (2) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, the Company under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of default

Each of the following is an event of default:

(1)	default in any payment of interest, including any additional interest (as required by the registration rights agreement described in "—Registration rights"), on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon required purchase, upon declaration of acceleration or otherwise;

(3)	our failure to comply with our obligation to convert the notes into cash or a combination of cash and common stock, as applicable, upon exercise of a holder's conversion right and such failure continues for a period of ten days;

(4)	our failure to comply with our obligations under "Consolidation, merger and sale of assets;"

(5)	our failure to issue a fundamental change notice for a period of 30 days after such notice becomes due in accordance with the terms of the indenture;

(6)	our failure for 90 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7)	default by us or any of our subsidiaries in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $50 million in the aggregate of us and/or any of our subsidiaries, whether such debt now exists or shall hereafter be created, resulting in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by us or such subsidiary;

(8)	certain events of bankruptcy, insolvency, or reorganization relating to us (these events being referred to as the "bankruptcy provisions"); or

(9)	a final judgment for the payment of $50 million or more rendered against us or any of our subsidiaries and such amount is not covered by insurance or an indemnity or not discharged or stayed within 90 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including any additional interest, on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest, will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions, the aggregate principal amount and accrued and unpaid interest, including any additional interest, will be due and payable immediately.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including any additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest, including any additional interest, on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the percentage in aggregate principal amount of notes whose holders must consent to an amendment of the indenture or to waive any past default;

(2)	reduce the rate of or extend the stated time for payment of interest, including any additional interest, on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	make any change that impairs or adversely affects the conversion rights of any notes;

(5)	reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in a currency other than that stated in the note;

(7)	impair the right of any holder to receive payment of principal of and interest, including any additional interest, on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes; or

(8)	make any change in the amendment provisions which require each holder's consent or in the waiver provisions of the indenture.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1)	cure any ambiguity, omission, defect or inconsistency in the indenture in a manner that does not individually or in the aggregate adversely affect the rights of any holder of notes in any material respect;

(2)	provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture as described above under the heading “—Consolidation, merger and sale of assets”;

(3)	add guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(6)	make any change that does not materially adversely affect the rights of any holder; provided that any amendment to conform the terms of the notes to the description contained herein shall not be deemed to be adverse to any holder; or

(7)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity or any purchase date, or upon conversion or otherwise, cash or cash and shares of common stock, if any (solely to satisfy outstanding conversions, if applicable), sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

U.S. Bank National Association is the trustee, security registrar, paying agent and conversion agent.

Governing law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Registration rights

In connection with the private placement of the notes in June 2006, we entered into a registration rights agreement with the initial purchasers of the notes.

Pursuant to the registration rights agreement, we agreed for the benefit of the holders of the notes and the common stock issuable upon conversion of the notes, at our cost, to use reasonable efforts to keep the registration statement of which the prospectus relating to this prospectus supplement is a part, which we refer to as the “shelf registration statement,” continuously effective until the earliest of (1) the second anniversary of the date of the original issuance of the notes and (2) such time as all of the notes and the common stock issuable on the conversion thereof cease to be outstanding or have either been (i) sold or otherwise transferred pursuant to an effective registration statement, (ii) sold pursuant to Rule 144 under circumstances in which any legend borne by the notes or common stock relating to restrictions on transferability thereof, which we refer to as a restrictive legend, is removed or (iii) such notes or common stock are eligible to be sold pursuant to Rule 144(k) or any successor provision (assuming such notes are not then owned, and were not previously owned, by an affiliate of ours).

We are permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus or the prospectus supplement that is part of the shelf registration statement during specified periods (not to exceed 120 days in the aggregate in any 12 month period) in certain circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of a suspension.

The following requirements and restrictions generally apply to a holder selling the securities pursuant to the shelf registration statement:

  the holder is required to be named as a selling securityholder in the related prospectus or the prospectus supplement thereto;

  the holder is required to deliver a prospectus to purchasers;

  the holder is subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

  the holder is bound by the provisions of the registration rights agreement which are applicable to the holder (including indemnification obligations).

We agreed to pay predetermined additional interest as described herein, which we refer to as additional interest, to holders of the notes if the prospectus is unavailable for periods in excess of those permitted above. The additional interest, if any, is payable at the same time and in the same manner and to the same persons as ordinary interest. The additional interest will accrue until the unavailability is cured in respect of any notes required to bear a restrictive legend at a rate per year equal to 0.25% for the first 90 days after the occurrence of the event and 0.5% after the first 90 days of the outstanding principal amount thereof. However, no additional interest will accrue following the end of the period during which we are required to use reasonable best efforts to keep the shelf registration statement effective. In addition, no additional interest will be payable in respect of shares of common stock into which the notes have been converted.

The additional interest will accrue from and including the date on which any registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the notes may be entitled to equitable relief, including injunction and specific performance.

Upon receipt of a completed notice and questionnaire, together with any other information as may be reasonably requested by us from a holder of notes following the effectiveness of the shelf registration statement, we will, as promptly as practicable but in any event within 10 business days of receipt, file the amendments to the shelf registration statement or this prospectus supplement as are necessary to permit the holder to deliver this prospectus supplement and the accompanying prospectus to purchasers of registrable securities (subject to our right to suspend the use of the prospectus or prospectus supplement as described above). Any holder that does not timely complete and deliver a questionnaire or provide any other information will not be named as a selling securityholder in this prospectus supplement and therefore will not be permitted to sell any registrable securities pursuant to the shelf registration statement or be entitled to additional interest.

The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request as described under "Where You Can Find More Information."

Book-entry, settlement and clearance

The global note

Ownership of beneficial interests in a global note is limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. Under procedures established by DTC:

  upon deposit of a global note with DTC's custodian, DTC credits portions of the principal amount of the global note to the accounts of DTC participants; and

  ownership of beneficial interests in a global note is shown on, and transfer of ownership of those interests is effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global note

All interests in the global note are subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is
  a limited purpose trust company organized under the laws of the State of New York;

  a "banking organization" within the meaning of the New York State Banking Law;

  a member of the Federal Reserve System;

  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  a "clearing agency" registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  will not be entitled to have notes represented by the global note registered in their names;

  will not receive or be entitled to receive physical, certificated notes; and

  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, and interest (including any additional interest) with respect to the notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

  we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC's procedures (DTC has advised that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global notes at the request of each DTC participant); or

  an event of default in respect of the notes has occurred and is continuing, and the trustee has received a request from DTC.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon request of a DTC participant by written notice given to the trustee by or on behalf of DTC in accordance with customary procedures of DTC.

DESCRIPTION OF CAPITAL STOCK

General matters

Our authorized capital stock consists of 120,000,000 shares of common stock, $.01 par value per share, and 20,000,000 shares of preferred stock, $.01 par value per share, to be issued from time to time in one or more series, with designations, powers, preferences, rights, qualifications, limitations and restrictions as our board of directors may determine. As of July 1, 2006, we had issued 72,931,145 shares of common stock (of which 68,304,750 shares were outstanding) and no shares of preferred stock. As of July 1, 2006, we had outstanding options to purchase 5,070,000 shares of our common stock, of which 3,736,000 were exercisable. The following summary of provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our second amended and restated certificate of incorporation and our amended and restated by-laws, which are included as exhibits to our annual report on Form 10-K for the year ended December 31, 2005 which is incorporated by reference in this prospectus supplement.

Common stock

Our issued and outstanding shares of common stock are validly issued, fully paid and nonassessable. Holders of our common stock are entitled to share equally, share for share, if dividends are declared on our common stock, whether payable in cash, property or our securities. Our shares of common stock are not convertible, and holders have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share equally, share for share, in our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any series of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Except as otherwise required by law or our second amended and restated certificate of incorporation, the holders of common stock vote together as a single class on all matters submitted to a vote of stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol "CRL."

Preferred stock

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage (1) a merger, tender offer or proxy contest, (2) the assumption of control by a holder of a large block of our securities or (3) the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock.

We have no current intention to issue any of our unissued, authorized shares of preferred stock. However, the issuance of any shares of preferred stock in the future could adversely affect the rights of holders of common stock.

Warrants

As of July 1, 2006, we had outstanding warrants to purchase 19,725 shares of common stock at an exercise price of $5.19 per share, subject to customary antidilution adjustments, exercisable before 5:00 p.m., New York City time, on October 1, 2009. Certain holders are entitled to particular registration rights related to such warrants. We have agreed to indemnify all such holders whose shares are registered according to the exercise of these rights against specified liabilities, including liabilities under the Securities Act, and to pay their expenses in connection with these registrations.

In addition, as of July 1, 2006, we had outstanding warrants for approximately 7.2 million shares of our common stock. Such warrants give the holders the right to receive, for no additional consideration, cash or shares (at our option) with a value equal to the appreciation in the price of our shares above $59.925 (subject to customary antidilution adjustments), and expire between September 13, 2013 and January 22, 2014 over 90 equal increments.

Provisions of Delaware law governing business combinations

We are subject to the "business combination" provisions of the Delaware General Corporation Law. In general, these provisions prohibit a publicly held Delaware corporation from engaging in various business combination transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  the transaction is approved by the board of directors before the date the interested stockholder obtained this status;

  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  on or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, (1) owns 15% or more of a corporation's voting stock or (2) within three years did own 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts.

Charter and bylaw provisions relating to changes in control

Our second amended and restated certificate of incorporation and amended and restated by-laws contain provisions that could have the effect of delaying, deterring or preventing the acquisition of control of us by means of tender offer, open market purchases, proxy contest or otherwise. Set forth below is a description of those provisions.

Special meetings of stockholders. Our second amended and restated certificate of incorporation provides that special meetings of stockholders may be called only by (1) the chairman of the board of directors, (2) the chief executive officer (or, if there is no chief executive officer, the president) or (3) the board of directors, according to a written resolution passed by a majority of the directors then in office. Stockholders are not permitted to call a special meeting or to require that the board of directors call a special meeting. The business permitted to be conducted at any special meeting of stockholders is limited to matters relating to purposes stated in the notice of meeting. As a result, a stockholder could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders before (1) the next annual meeting or (2) the time that the board of directors believes consideration to be appropriate. This change limits a potential acquirer's ability to choose an advantageous time to launch a takeover bid.

No action by stockholder consent. Our amended and restated by-laws provide that actions required or permitted to be taken at any annual or special meeting of the stockholders may not be taken by written consent of the stockholders. This provision prevents holders of the requisite voting power of our common stock from using the written consent procedure to take stockholder action without a meeting. This provision may effectively deter or delay actions by a person or a group acquiring a substantial percentage of our stock, even though these actions may be desired by, or beneficial to, the holders of a majority of our common stock.

Limitations on liability and indemnification of officers and directors

Our second amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our second amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by law. We have entered into indemnification agreements with our current directors and executive officers, and expect to enter into similar agreements with any new directors or executive officers. We have obtained directors' and officers' insurance.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following are the material United States federal tax consequences of ownership and disposition of the notes and our common stock into which the notes may be converted. This discussion applies only to holders that:

  purchase the notes prior to the date hereof; and

  hold the notes and our common stock as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

  certain financial institutions;

  insurance companies;

  dealers and certain traders in securities;

  persons holding notes or our common stock as part of a straddle, hedge, conversion or similar transaction;

  United States Holders (as defined below) whose functional currency is not the United States dollar;

  partnerships or other entities classified as partnerships for United States federal income tax purposes; or

  persons subject to the alternative minimum tax.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax consequences to United States Holders

As used herein, the term "United States Holder" means a beneficial owner of a note or our common stock that is, for United States federal income tax purposes:

  an individual citizen or resident of the United States;

  a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

  an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

If a partnership, including an entity treated as a partnership for United States federal income tax purposes, is a holder of a note or our common stock, the United States federal income tax treatment of such a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership are urged to consult their tax advisors as to the particular United States federal income tax consequences applicable to them of acquiring, holding or disposing of the notes or our common stock.

Payments of interest

Interest paid on a note will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the holder's method of accounting for federal income tax purposes. A United States Holder may make an election to include in gross income all interest that accrues on a note (including stated interest, additional interest, market discount and de minimis market discount, as adjusted by any amortizable bond premium)

in accordance with a constant yield method based on the compounding of interest (a “constant yield election”). Such election may be revoked only with the permission of the Internal Revenue Service.

Additional interest

We may be required to pay additional interest if we fail to comply with certain obligations under the registration rights agreement. See "Description of Notes—Registration rights." The possibility of payments of additional interest could result in the notes being subject to rules applicable to debt instruments that provide for interest payments that depend on the occurrence of a contingency. Although the issue is not free from doubt, we do not believe that the possibility of payments of additional interest will alter the tax treatment of the notes as described herein. This position, however, is not binding on the IRS. If the IRS takes a contrary position, the timing, amount and character of income or gain on the notes could materially differ from that described herein. United States holders should consult their tax advisors concerning the tax effects of the possibility of payments of additional interest.

If we become obligated to pay additional interest, we intend to take the position that such amounts would be treated as ordinary interest income and taxed as described under "—Payments of interest" above.

Market Discount

If a United States Holder purchases a note for an amount that is less than its stated redemption price at maturity (i.e. the stated principal amount of the note), the difference will be treated as market discount for federal income tax purposes, unless this difference is less than a specified de minimis amount.

A United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the market discount accrued on the note at the time of the payment or disposition unless this market discount has been previously included in income by the United States Holder pursuant to an election by the United States Holder to include market discount in income as it accrues, or pursuant to a constant yield election by the United States Holder as described under “—Payments of interest” above. If the note is disposed of in certain nontaxable transactions (not including its conversion, which is discussed below), accrued market discount will be includible as ordinary income to the United States Holder as if such Holder had sold the note in a taxable transaction at its then fair market value. In addition, the United States Holder may be required to defer, until the maturity of the note or its earlier disposition (including certain nontaxable transactions, but not including its conversion, which is discussed below), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such note.

Upon conversion of a note acquired at a market discount, to the extent that a United States Holder receives cash upon conversion of a note, the United States Holder will be required to recognize ordinary income to the extent of the market discount accrued on the note at the time of the conversion. Any market discount not previously included in income will carryover to the common stock received. Any such market discount that is carried over to common stock received upon conversion will be taxable as ordinary income upon the sale or other disposition of the common stock.

Amortizable Bond Premium

If a United States Holder’s tax basis in a note, immediately after the purchase, is greater than the stated redemption price at maturity of the note, the Holder will be considered to have purchased the note with amortizable bond premium. In general, amortizable bond premium with respect to any note will be equal in amount to the excess, if any, of the tax basis (reduced by an amount equal to the value of the option to convert the note into common stock and cash) over the stated redemption price at maturity of the note. The United States Holder may elect to amortize any such bond premium, using a constant yield method, over the remaining term of the note. A United States Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in such Holder’s income with respect to the note in that accrual period. A United States Holder who elects to amortize bond premium must reduce its tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder and may be revoked only with the consent of the Internal Revenue Service.

If a Holder makes a constant yield election (as described under “„ŸPayments of Interest” above) for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the Holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service with respect to debt instruments acquired after revocation.

Sale, exchange or retirement of the notes

Upon the sale, exchange or retirement of a note (other than a conversion into common stock and cash), a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder's adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under "—Payments of interest" above. Subject to the discussion above concerning market discount, gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. If you are a non-corporate United States Holder, long-term capital gains will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Conversion of the notes into cash

If a United States Holder converts a note and we deliver solely cash, the holder will recognize gain or loss in the same manner as if such holder had disposed of the note in a taxable disposition as described under "—Sale, exchange or retirement of the notes" above.

Conversion of the notes into common stock and cash

If a United States Holder converts a note and we deliver a combination of our common stock and cash, we intend to take the position (and the following discussion assumes) that the conversion will be treated as a recapitalization for United States federal income tax purposes, although the tax treatment is uncertain.

Assuming such treatment, a United States Holder will recognize gain, but not loss, equal to the excess of the sum of the fair market value of our common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such as described under "—Payments of interest" above) over such holder's adjusted tax basis in the note, but in no event will the gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

In such circumstances, a United States Holder's tax basis in our common stock received upon a conversion of a note (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). The receipt of cash in lieu of a fractional share will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the United States Holder's tax basis in the fractional share). A holder's tax basis in a fractional share will be determined by allocating the holder's tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

A United States Holder's holding period for our common stock received upon conversion will include the period during which such holder held the notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after conversion.

If the conversion were not treated as a recapitalization, an alternative characterization would treat the cash payment received on conversion as proceeds from a sale of a portion of the note, and would require a holder to recognize gain or loss in the manner described under "—Sale, exchange or retirement of the notes" above with respect to the portion of the note treated as sold for cash Under this alternative characterization, the holder would not recognize gain or loss with respect to our common stock received (other than stock attributable to accrued interest), and the holder's holding period for such stock would include the period during which such holder held the notes. In such case, the holder's basis in the note would be allocated pro rata between the common stock and cash received, in accordance with their fair market values.

United States Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and our common stock for notes upon conversion.

Constructive dividends

If at any time we were to make a distribution of cash or property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes were increased, such increase would be deemed to be the payment of a taxable dividend to holders of the notes to the extent of our current and accumulated earnings and profits, notwithstanding the fact that the holders do not receive a cash payment.

If the conversion rate is increased at our discretion or in certain other circumstances (including an adjustment to the conversion rate in connection with a fundamental change), such increase also may be deemed to be the payment of a taxable dividend to holders, notwithstanding the fact that the holders do not receive a cash payment. In certain circumstances the failure to make an adjustment of the conversion rate under the indenture may result in a taxable distribution to holders of our common stock.

Any deemed distribution will be taxable as a dividend, return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to individual holders or the dividends-received deduction applicable to certain dividends paid to corporate holders.

Generally, an increase in the conversion rate made pursuant to a bona fide reasonable adjustment formula in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable constructive dividend.

Taxation of distributions on common stock

Distributions paid on our common stock received upon a conversion of a note, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under United States federal income tax principles) and will be includible in income by the United States Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States Holder's investment, up to the United States Holder's basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by non-corporate United States Holders in tax years prior to 2011 will be eligible to be taxed at reduced rates if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate United States Holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or other disposition of common stock

Subject to the discussion above concerning market discount, gain or loss realized by a United States Holder on the sale or other disposition of our common stock received upon conversion of a note will be capital gain or loss for United States federal income tax purposes, and will be long-term capital gain or loss if the United States Holder's holding period for the common stock is more than one year. The amount of the United States Holder's gain or loss will be equal to the difference between the United States Holder's tax basis in the common stock disposed of and the amount realized on the disposition. if you are a non-corporate United States Holder, long-term capital gains will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Possible effect of the change in conversion after a consolidation, merger or sale of assets

In certain situations, including a consolidation, merger or combination involving us or a transfer of all or substantially all of our property and assets, the notes may become convertible into property other than our common stock. See "Description of Notes—Conversion rate adjustments." Depending on the circumstances, the conversion of the notes into such property other than our common stock may be a fully taxable event.

Backup withholding and information reporting

Information returns will be filed with the Internal Revenue Service, or the IRS, in connection with payments on the notes, dividends on the common stock and the proceeds from a sale or other disposition of the notes or the common stock. A United States Holder will be subject to United States backup withholding tax on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder's United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the IRS.

Tax consequences to Non-U.S. Holders

As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note that is, for United States federal income tax purposes:

  an individual who is classified as a nonresident alien for United States federal income tax purposes;

  a foreign corporation; or

  a foreign estate or trust.

"Non-U.S. Holder" does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of the notes or common stock and who is not otherwise a resident of the United States for United States federal income tax purposes. Such a holder should consult his or her own tax advisor regarding the United States federal income tax consequences of the sale, exchange or other disposition of the notes or common stock.

Payments on the notes

Subject to the discussion below concerning backup withholding, payments of principal and interest (including interest deemed to be received upon conversion of the notes) on the notes accrued by a Non-U.S. Holder will not be subject to United States federal withholding tax, provided that, in the case of interest:

  the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

  the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.
Certification requirement

Interest on a note will not be exempt from withholding tax unless the beneficial owner of the note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be taxed in the same manner as a United States Holder (see "Tax consequences to United States Holders" above), except that the holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other United States tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, exchange or other disposition of notes or common stock

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized on a sale, exchange or other taxable disposition (including upon conversion of the notes) of notes or common stock, unless:

  the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States; or

  we are or have been within the shorter of the five-year period preceding such sale, exchange, or other disposition and the period during which the Non-U.S. Holder held the notes, a United States real property holding corporation, as defined in the Code.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

Constructive dividends

If a Non-U.S. Holder were deemed to have received a constructive dividend (see "—Tax consequences to United States Holders—Constructive dividends" above), the Non-U.S. Holder generally would be subject to withholding tax at a 30% rate, subject to reduction by an applicable tax treaty, on the taxable amount of the dividend. To claim the benefit of a tax treaty, a Non-U.S. Holder must comply with all certification requirements necessary to qualify for treaty benefits. In the case of any constructive dividend, it is possible that the United States federal tax on this constructive dividend would be withheld from interest, shares of your common stock or sales proceeds subsequently paid or credited to a Non-U.S. Holder. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

Taxation of distributions on common stock

Dividends paid to a Non-U.S. Holder of common stock generally will be subject to United States withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

If a Non-U.S. Holder of common stock is engaged in a trade or business in the United States, and if the dividends (or constructive dividends) are effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from United States withholding tax, will generally be taxed in the same manner as a United States Holder (see "—Tax consequences to United States Holders" above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their own tax advisors with respect to other tax consequences of the ownership of our common stock, including the possible imposition of a branch profits tax at 30% (or at a reduced rate under an applicable tax treaty) for corporate Non-U.S. Holders.

Federal estate tax

Subject to benefits provided by an applicable estate tax treaty, a note held by an individual who is a Non-U.S. Holder may be subject to United States federal estate tax upon the individual's death if, at such time, interest payments on the note would have been:

  subject to United States federal withholding tax (even if the W-8BEN certification requirement described above under "—Certification requirement" were satisfied); or

  effectively connected with the conduct by the holder of a trade or business in the United States.

An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes and on the common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or common stock and the Non-U.S. Holder may be subject to United States backup withholding on payments on the notes and on the common stock or on the proceeds from a sale or other disposition of the notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's United States federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The notes may be purchased and held by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA, or by an individual retirement account or other plan subject to Section 4975 of the Code. A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and holding of a note is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, which we refer to as a Benefit Plan Investor, must also determine that its purchase and holding of notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or similar law. Each purchaser and transferee of a note who is subject to ERISA and/or Section 4975 of the Code or a similar law will be deemed to have represented by its acquisition and holding of the note that its acquisition and holding of the notes does not constitute or give rise to a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any similar law. The sale of any notes to an ERISA plan or any other Benefit Plan Investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such ERISA plans or Benefit Plan Investors generally or any particular ERISA plan or Benefit Plan Investor, or that such an investment is appropriate for such ERISA plans or Benefit Plan Investors generally or any particular ERISA plan or Benefit Plan Investor.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold to J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Wachovia Capital Markets, LLC and SG Americas Securities, LLC, which we refer to as the Initial Purchasers, and resold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. The selling securityholders, including their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell pursuant to this prospectus supplement any or all of the notes listed below and the shares of common stock issued upon conversion of the notes.

Selling securityholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling securityholders may be deemed to be underwriting commissions.

The table below sets forth the name of each selling securityholder, the principal amount of notes that each selling securityholder owns and the numbers of shares of common stock into which those notes are convertible, each of which may be offered pursuant to this prospectus supplement. Unless set forth below, to the best of our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock.

We have prepared the table below based on information received from the selling securityholders on or prior to September 6, 2006. However, any or all of the notes or shares of common stock listed below may be offered for sale pursuant to this prospectus supplement by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or number of shares of common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements or post-effective amendments to the shelf registration statement, as required. From time to time, additional information concerning ownership of the notes and shares of common stock may rest with certain holders of the notes not named in the table below and of whom we are unaware.

Name	Aggregate Principal Amount of Notes That Are Owned and May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock that May Be Sold(1)	Percentage of Common Stock Outstanding(2)

AHFP Context	$830,000	*	16,960	*
Altma Fund SICAV PLC in respect of the Grafton
Sub Fund	2,250,000	*	45,976	*
Aristeia International Limited	17,500,000	5%	357,590	*
Black Diamond Offshore Ltd.	564,000	*	11,525	*
BP Amoco PLC Master Trust	445,000	*	9,093	*
CALAMOS Convertible Fund – CALAMOS
Investment Trust	4,100,000	1.17%	83,778	*
Canyon Capital Arbitrage Master Fund, Ltd(3)	13,200,000	3.77%	269,725	*
Canyon Value Realization Fund (Cayman), Ltd(3)	18,650,000	5.33%	381,089	*
Canyon Value Realization Fund, LP(3)	6,800,000	1.94%	138,949	*
Canyon Value Realization MAC18, Ltd (RMF) (3)	1,350,000	*	27,586	*
Citadel Equity Fund Ltd.(3)	23,500,000	6.71%	480,192	*
Context Advantage Fund, L.P.	650,000	*	13,282	*
Context Offshore Advantage Fund, Ltd.	4,440,000	1.27%	90,726	*
Double Black Diamond Offshore LDC	3,436,000	*	70,210	*
D.E. Shaw Valence Portfolios, L.L.C.(3)	20,000,000	5.71%	408,674	*
Finch Tactical Plus Class B	290,000	*	5,926	*
Fore Convertible Master Fund	456,000	*	9,318	*
Fore ERISA Fund, Ltd.	44,000	*	899	*
Grace Convertible Arbitrage Fund, LTD	4,500,000	1.29%	91,952	*
Highbridge International LLC	33,500,000	9.57%	684,529	1.00%
Hotel Union and Hotel Industry of Hawaii Pension Plan	67,000	*	1,369	*

Name	Aggregate Principal Amount of Notes That Are Owned and May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock that May Be Sold(1)	Percentage of Common Stock Outstanding(2)

ING Equity and Income Fund(4)	1,598,000	*	32,653	*
Institutional Benchmarks Series (Master Feeder)
Limited in respect of Alcor series	280,000	*	5,721	*
Kamunting Street Master Fund, LTD	10,000,000	2.86%	204,337	*
KBC Financial Products USA, Inc.(4)	4,500,000	1.29%	91,952	*
Lydian Global Opportunities Master Fund Ltd	7,500,000	2.14%	153,253	*
Lynchan OverSeas Partners Master Fund, LTD	20,000,000	5.71%	408,674	*
Lyxor/Context Fund Ltd.(3)	1,770,000	*	36,168	*
McMahan Securities Co, L.P.	1,500,000	*	30,651	*
Miller Tabak Roberts Securities, LLC	500,000	*	10,217	*
Ramius Fund III(3)	53,000	*	1,083	*
Ramius Master Fund LTD(3)	967,000	*	19,759	*
RCG Halifax Master Fund Ltd.(3)	500,000	*	10,217	*
RCG Latitude Master Fund Ltd(3)	6,800,000	1.94%	138,949	*
SuttonBrook Capital Portfolio LP	12,500,000	3.57%	255,241	*
The Estate of James Campbell CH	48,000	*	981	*
The Estate of James Campbell EST2	233,000	*	4,761	*
The City of Southfield Fire and Police Retirement
System	17,000	*	347	*
UBS Securities LLC(4)	3,270,000	*	66,818	*
UIF Equity and Income Fund(4)	790,000	*	16,143	*
United Technologies Corporation Master Retirement
Trust	168,000	*	3,433	*
Universal Investment Gesellschaft MBH, REF.
AVENTIS	5,000,000	1.43%	102,169	*
US Allianz Equity Income Fund(4)	308,000	*	6,294	*
Van Kampen Equity and Income Fun(4)	27,304,000	7.80%		*
Viacom Inc. Pension Plan Master Trust	22,000	*	450	*
Vicis Capital Master Fund	6,000,000	1.71%	122,602	*
Waterstone Market Neutral MAC51 Ltd	3,743,000	1.07%	76,483	*
Waterstone Market Neutral Master Fund Ltd	6,257,000	1.79%	127,854	*
Worldwide Transactions Limited	490,000	*	10,013	*
XAVEX Convertible Arbitrage #5(3)	680,000	*	13,895	*

Total(5)	$255,870,000	73.11%	5,228,371	7.65%

* Less than one percent (1%)

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 20.4337 shares of common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment, however, as described under “Description of Notes—Conversion rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 68,304,750 shares of common stock outstanding as of July 1, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	This selling securityholder is an affiliate of a broker-dealer.

(4)	This selling securityholder is a broker-dealer.

(5)	Information about other selling securityholders will be set forth in additional prospectus supplements, if required.

PLAN OF DISTRIBUTION

The notes and the underlying common stock may be sold from time to time to purchasers directly by the selling securityholders and through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock. These discounts, concessions or commissions as to any particular underwriter, broker, dealer or agent may be in excess of those customary in the types of transactions involved. The term “selling securityholders” includes transferees, pledgees, donees or other successors selling notes and shares of our common stock issuable upon conversion of the notes received after the date of this prospectus supplement from a selling securityholder as a gift, pledge or partnership distribution. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The notes and the common stock may be sold from time to time in one or more transactions at:

  fixed prices;

  prevailing market prices at the time of sale;

  varying prices determined at the time of sale; or

  negotiated prices.

These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees, concessions or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the notes or shares of common stock offered by them hereby will be the purchase price of the notes or shares of common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the notes or the underlying common stock to be made directly or through agents. We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus supplement.

The sales described in the preceding paragraph may be effected in transactions:

  on any national securities exchange or quotation service on which the notes and common stock may be listed or quoted at the time of sale;

  in the over-the-counter market;

  in transactions otherwise than on those exchanges or services or in the over-the-counter market; or

  through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with brokers, dealers or other financial institutions. These brokers, dealers or other financial institutions may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to brokers or dealers that, in turn, may sell the notes and the underlying common stock.

Selling securityholders may decide not to sell any of the notes or the shares of common stock offered by them pursuant to this prospectus supplement. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the notes and the shares of common stock by other means not described in this prospectus supplement, in which case the transferees, pledgees or other successors in interest will be the selling securityholders for purposes of this prospectus supplement. In addition, any securities covered by this prospectus supplement which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus supplement. Securities covered by this prospectus supplement may also be sold to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act rather than pursuant to this prospectus supplement.

Our common stock is quoted on the New York Stock Exchange, Inc. under the symbol “CRL.”

The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any discounts, concessions or commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the notes or the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Several of the selling securityholders are identified as registered broker-dealers in the selling securityholder table under the “Selling Securityholders” section and, as a result, may be deemed to be underwriters in connection with the sale of the notes or the underlying common stock.

If the notes and the underlying common stock are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

Each of the selling securityholders that is a registered broker-dealer or an affiliate of a broker-dealer has represented to us, and by its use of this prospectus supplement and accompanying prospectus repeats such representation to you, that it purchased its notes in the ordinary course of business and at the time of such purchase had no direct or indirect agreements or understandings with any person to distribute such notes or common stock issuable upon conversion of such notes.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders.

The notes were issued and sold in June 2006 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. We have agreed to indemnify each selling securityholder (including the Initial Purchasers), and each selling securityholder’s directors, officers, employees, affiliates, representatives, agents and each person, if any, who controls that selling securityholder within the meaning of either the Securities Act or the Exchange Act, against, or contribute to payments that may be required because of, specified liabilities arising under the Securities Act, the Exchange Act or other applicable law. Each selling securityholder (including the Initial Purchasers) has agreed to indemnify us, and our directors, officers, employees, affiliates, representatives, agents and each person, if any, who controls us within the meaning of either the Securities Act or the Exchange Act, against, or contribute to payments that may be required because of, specified liabilities arising under the Securities Act, the Exchange Act or other applicable law.

The selling securityholders and any other person participating in a distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying shares of common stock by the selling securityholders and any such other person. In addition, Regulation M under the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying shares of common stock to engage in market-making activities with respect to the particular notes and the underlying shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the notes and the underlying shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying shares of common stock.

Prior to the private placement, there was no trading market for the notes. Although the broker dealers that acted as initial purchasers when the notes were originally issued advised us that they intended to make a market in the notes, they are not obligated to do so and may discontinue market-making activities at any time without notice. In addition, their market-making activities will be subject to limits imposed by the Securities Act and the Exchange Act. Although the notes issued in the initial placement are eligible for trading on the PORTAL Market, notes sold using this prospectus supplement will no longer be eligible for trading in the PORTAL Market. We have not listed, and do not intend to list, the notes on any securities exchange or automated quotation system. We cannot assure you that any market for the notes will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the notes may be adversely affected.

In order to comply with the securities laws of some states, if applicable, the notes and the underlying common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and the underlying common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

At the time a particular offering of the notes or the underlying common stock is made and to the extent required, the specific notes or the underlying common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in prospectus supplements or, if appropriate, a post-effective amendment to the shelf registration statement.

We have agreed to pay substantially all of the expenses incidental to the registration of the notes and the underlying common stock other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

The validity of the notes offered hereby and the underlying common stock issuable on conversion thereof have been passed upon for us by Davis Polk & Wardwell, New York, New York.

EXPERTS

The financial statements of Charles River Laboratories International, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Inveresk Research Group, Inc. as of December 31, 2003 and December 31, 2002, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche LLP, an independent registered accounting firm, as stated in their reports, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. In addition, you may inspect our SEC filings at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below and in the section “Where You Can Find More Information” in the accompanying prospectus that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

  Charles River’s Current Reports on Form 8-K filed August 31, 2006 and August 22, 2006; and

  Charles River’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2006.

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement to the end of the offering of the notes. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We are not, however, incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any future current report on Form 8-K that we may file with the SEC.

You may obtain copies of any of these filings through us as described below, through the SEC or through the SEC's Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by requesting them in writing, by telephone or via the Internet at:

Charles River Laboratories International, Inc.
251 Ballardvale Street
Wilmington, Massachusetts 01887
Attention: Corporate Secretary
(978) 658-6000
www.criver.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS SUPPLEMENT.

PROSPECTUS

Charles River Laboratories International, Inc.

Common Stock, Preferred Stock, Debt Securities,

Warrants, Purchase Contracts and Units

We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units. In addition, certain selling securityholders to be identified in a Prospectus Supplement may offer and sell these securities from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. We urge you to read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of these securities, carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “CRL.”

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 13 of our annual report on Form 10-K for the year ended December 31, 2005 which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is August 9, 2006

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “Charles River,” “we,” “us,” and “our” refer to Charles River Laboratories International, Inc.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

We are a leading global provider of solutions that advance the drug discovery and development process. We provide the animal research models required in research and development for new drugs, devices and therapies and have been in this business for more than 58 years. For over a decade, we have built upon our core competency of laboratory animal medicine and science (research model technologies) to develop a diverse and growing portfolio of products and services. Our wide array of tools and services enables our customers to reduce costs, increase speed and enhance their productivity and effectiveness in drug discovery and development. Our customer base includes major pharmaceutical, biotechnology, and medical device companies, as well as many government agencies, leading hospitals and academic institutions throughout the world. Our products and services, supported by our global infrastructure and deep scientific expertise, enable our customers to meet many of the challenges of early-stage life sciences research, a large and growing market.

In October 2004, we acquired Inveresk Research Group, Inc., which we refer to as Inveresk, a leading provider of drug development services to companies in the pharmaceutical and biotechnology industries.

Our principal offices are located at 251 Ballardvale Street, Wilmington, MA 01887, and our telephone number is (978) 658-6000. We maintain a website at http://www.criver.com, where general information about us is available. We are not incorporating the contents of our website into this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Fiscal Year Ended					First Quarter

2005	2004	2003	2002	2001	2006	2005

6.20	10.93	11.61	6.75	3.35	-15.15(1)	5.39

(1) Excluding the goodwill impairment charge for the three months ended April 1, 2006, the ratio of earnings to fixed charges would have been 8.65.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that Charles River or certain selling securityholders to be identified in a Prospectus Supplement may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

The following description is based upon our second amended and restated certificate of incorporation, our by-laws and applicable provisions of law. We have summarized certain portions of the second amended and restated certificate of incorporation and by-laws below. The summary is not complete. The second amended and restated certificate of incorporation and by-laws are incorporated by reference into this prospectus in their entirety. You should read the second amended and restated certificate of incorporation and by-laws for the provisions that are important to you.

Charles River’s authorized capital stock consists of 120,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of July 1, 2006, 72,931,145 shares of common stock were issued and 68,304,750 were outstanding, which were held by approximately 443 registered shareholders. No shares of preferred stock were issued or outstanding as of July 1, 2006.

Common Stock

The issued and outstanding shares of common stock are, and the shares of common stock that we may issue in the future will be, validly issued, fully paid and nonassessable. Holders of our common stock are entitled to share equally, share for share, if dividends are declared on our common stock, whether payable in cash, property or our securities. The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share equally, share for share, in our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any series of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Except as otherwise required by law or the restated certificate, the holders of common stock vote together as a single class on all matters submitted to a vote of stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “CRL.”

Preferred Stock

We may issue shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock.

We have no current intention to issue any of our unissued, authorized shares of preferred stock. However, the issuance of any shares of preferred stock in the future could adversely affect the rights of the holders of common stock.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and JPMorgan Chase Bank, N.A., as trustee or between us and U.S. Bank National Association. Senior debt securities will be issued under senior indentures. Subordinated debt securities will be issued under a subordinated indenture. Each of the senior indentures and the subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

  debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

  currencies; or

  commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Charles River, the trustees, the warrant agents, the unit agents or any other agent of Charles River, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

Charles River and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

  through underwriters or dealers;

  directly to a limited number of purchasers or to a single purchaser; or

  through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

  the name or names of any underwriters, dealers or agents;

  the purchase price of such securities and the proceeds to be received by Charles River, if any;

  any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

  any initial public offering price;

  any discounts or concessions allowed or reallowed or paid to dealers; and

  any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

  negotiated transactions,

  at a fixed public offering price or prices, which may be changed,

  at market prices prevailing at the time of sale,

  at prices related to prevailing market prices or

  at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Charles River at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with Charles River and/or the selling securityholders, if applicable, to indemnification by Charles River and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Charles River and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC and which is incorporated by reference will automatically update and supersede this information. We incorporate by reference the documents listed below and all future filings made pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

  Annual Report on Form 10-K for the year ended December 31, 2005;

  Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

  Current Reports on Form 8-K filed October 20, 2004, February 1, 2006, February 14, 2006, May 12, 2006, June 7, 2006, June 12, 2006 and August 2, 2006; and

  Registration Statement on Form 8-A dated June 6, 2000.

Charles River will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887 (telephone number (978) 658-6000).

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and Charles River’s financial statements and other documents incorporated by reference in this prospectus contain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. These statements, which use words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “should” and similar terms, express management’s current views concerning future events or results. For example, we may use forward-looking statements when addressing topics such as: future demand for drug discovery and development products and services, including the outsourcing of these services; future actions by our management; the outcome of contingencies; changes in our business strategy; changes in our business practices and methods of generating revenue; the development and performance of our services and products; market and industry conditions, including competitive and pricing trends; changes in the composition or level of Charles River’s revenues; our cost structure; the impact of acquisitions and dispositions; the timing of the opening of new and expanded facilities; our expectations with respect to sales growth, efficiency improvements and operating synergies; changes in our expectations regarding future stock option, restricted stock and other equity grants to employees and directors; changes in our expectations regarding our stock repurchases; and Charles River’s cash flow and liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include: special interest groups, contaminations, industry trends, new displacement technologies, outsourcing trends, USDA and FDA regulation, changes in law, continued availability of products and supplies, personnel and control, acquisition integration risks, divestiture risks, interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action, and others that are described in more detail in our periodic SEC filings.

We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur.

LEGAL OPINIONS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Inveresk as of December 31, 2003 and December 31, 2002, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this document have been audited by Deloitte & Touche LLP, an independent registered accounting firm, as stated in their reports, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.